EXHIBIT 99.1

Manitex International, Inc. Announces Third Quarter 2008 Results

Management Reaffirms Guidance of $100 Million - $110 Million for 2008 Revenue

Recent Acquisitions Expand Product Portfolio and Support Strategic Direction

Bridgeview, IL, November 13, 2008 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the third quarter and nine months ended September 30, 2008.

Highlights:(1)

•	Revenue in the third quarter of 2008 increased 7.3% to $28.5 million from $26.6 million for the third quarter of 2007.

•	Third quarter 2008 restructuring costs of $236,000, equivalent to $0.02 per share, incurred in streamlining initiatives and rebalancing activity levels in material handling operations

•	Net income for the third quarter of 2008 of $306.000 or $0.03 per diluted share compared to $918,000 or $0.10 per diluted share for the third quarter of 2007.

•	Net income from continuing operations for the nine months ended September 30, 2008 increased 6.8% to $1.5 million from $1.4 million for the nine months ended September 30, 2007

•

Subsequent to quarter end, acquired substantially all of the assets of Schaeff Lift Truck Inc. and Crane & Machinery, Inc. for $3.6 million. Crane and Schaeff, formerly private companies owned by GT Distribution, had combined 2007 revenues of $21 million.

“Our quarterly revenue was up 7.3% year over year against the backdrop of the challenged North American capital equipment market and a boom truck market that is at the lowest level it has been since 1992,” commented David Langevin, Chairman and Chief Executive Officer of Manitex International. “We believe we have the correct strategy, as evidenced by increased crane revenues in a declining market. We are pleased to report that the Company has gained market share in the traditional boom truck markets. Our higher tonnage products are also allowing us to cross-over and benefit from the strong demand for truck cranes. Our recent acquisitions of both Crane and Machinery and Schaeff have further diversified our product portfolio, added scale to our existing replacement parts business, which is a high margin, recurring business and accelerates our penetration into international markets.”

“Significantly higher materials costs, especially steel, continued to adversely impact our profitability in the quarter and as a result, our margins declined for both the quarter and year-to-date periods,” Mr. Langevin continued. “Though world steel and metals pricing has started to show signs of easing, we have seen only minimal price reductions from suppliers. We are addressing the adverse impact of the material cost increases through our recently announced surcharge, as well as through aggressive pursuit of reductions from existing suppliers, resourcing to new lower cost suppliers and operational performance improvements.

“The recent world credit crisis has increased the level of uncertainty in our markets and presents further challenges,” Mr. Langevin continued. “Recently we reduced the level of debt in our business, improved our credit availability and strengthened our balance

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sheet. In the face of these difficult times, we have remained profitable and our backlog at the end of the third quarter was $39.2 million. We will continue to take the appropriate actions to ensure our activity rates and working capital levels in all businesses are aligned to market demand for our products and have initiated immediate actions to achieve these The Manitex management team is experienced in managing through challenging economic cycles as this and we have confidence in our ability to continue to take the company forward on its strategic growth path.”

Results for the Three Months Ending September 30, 2008(1)

Net sales for the quarter were $28.5 million compared to $26.6 million in the three months ended September 30, 2007. The increase in net revenue is due to an increase in crane sales of $2.7 million which was offset by a decrease of $0.8 million in forklift/specialized carrier revenues. Approximately 60% of the increase in crane revenues is attributed to an increase in chassis sales with the remaining increase the result of an increase in both part sales and crane revenues excluding chassis. Higher tonnage cranes showed continued increases over the same period of 2007.

Third quarter 2008 gross profit was $4.2 million or 14.7% gross margin, compared to $5.0 million, or 18.8% gross margin in the third quarter of 2007. This decline reflects a decrease in gross margin for our crane products, which was primarily due to higher material costs. Additionally, the increase in sale of chassis, which is low-margin business, had the impact of decreasing overall gross margin by 0.5%. This was partially mitigated by improved gross margin for forklift/specialized carriers due to recent restructuring activities and the adverse impact of the strengthening Canadian dollar on 2007 margin percent.

During the third quarter of 2008, we incurred severance costs of $236,000 in connection with activities to improve manufacturing performance and align production to activity levels at its Manitex Liftking division. These actions will have a future beneficial impact on performance at this division.

Net income from continuing operations for the three months ended September 30, 2008 was $306,000, or $0.03 per diluted share (based on 10.3 million diluted weighted average shares outstanding), compared to $872,000, or $0.09 per diluted share (based on 9.2 million diluted weighted average shares outstanding) for the third quarter of 2007.

Net income was $306,000, or $0.03 per diluted share (based on 10.3 million diluted weighted average shares outstanding), compared to $918,000, or $0.10 per diluted share (based on 9.2 million diluted weighted average shares outstanding) for the third quarter of 2007.

EBITDA(2) for the three months ended September 30, 2008 was $1.4 million compared to $2.4 million in the same quarter of last year. The reduction in EBITDA is primarily due to the lower gross margins caused by increased material costs and from the restructuring expense incurred in the quarter.

Results for the Nine Months Ending September 30, 2008(1)

For the nine months ended September 30, 2008, net sales were $78.5 million compared to $79.7 million in the nine months ended September 30, 2007. The decrease in revenues is primarily due to a decrease in forklift/ specialized carrier product line revenues. A decrease in military and specialized carrier revenues was partially offset by an increase in commercial forklift sales. The increase in commercial forklift sales is largely driven by the introduction of Noble rough terrain forklift product line. Crane revenues were ahead of the comparable period of last year by over 4% with larger tonnage cranes ahead in the same period by 20%.

Gross profit for the nine months ended September 30, 2008 was $12.9 million, or 16.5% gross margin, compared to $15.0 million, or 18.9% gross margin in the prior year period. The decrease in gross margin percent reflects a slight decrease in margins of crane products, due to unrecovered material cost increases, and a decrease in margin percent for the forklift/specialized carrier product line due to the negative impact of a stronger Canadian dollar as well as a change in product mix.

Net income from continuing operations for the nine months ended September 30, 2008 was $1.5 million, or $0.15 per diluted share (based on 10.3 million diluted weighted average shares outstanding) compared to $1.4 million, or $0.17 per diluted share (based on 8.7 million diluted weighted average shares outstanding ) in the prior year period.

Net income was $1.9 million or $0.19 per diluted share (based on 10.3 million diluted weighted average shares outstanding) compared to net income of $230,000, or $0.03 per diluted share (based on 8.7 million diluted weighted average shares outstanding) for the year-ago period.

EBITDA(2) for the nine months ended September 30, 2008 was $4.1 million compared to $6.5 million in the same period last year. The reduction in EBITDA arises primarily from the restructuring expense incurred in the third quarter and the lower crane gross margins caused by increased material costs and lower margins from forklift/specialized carriers.

The Company completed the quarter ended September 30, 2008 with $23.3 million in working capital and a current ratio (defined as current assets divided by current liabilities) of 2.2 to 1. Working capital increased in the quarter principally due to receivables from higher levels of sales and inventory of raw material and finished goods including chassis. Total outstanding debt increased to $26.2 million at September 30, 2008 from $25.0 million at December 31, 2007. Shareholder’s equity as of September 30, 2008 increased 12.3% to $34.5 million from $30.7 million as of December 31, 2007. See the financial tables that accompany this press release for a complete definition of working capital and current ratio.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “During the third quarter our crane business continued to move us forward despite a weak market, due in part to continued demand from oil, gas and energy infrastructure development. Our material handling markets were down but the Noble acquisition continues to offset some commercial forklift weakness at LiftKing. Our international distributorships are actively marketing our products but as with any new product or market launch, they must overcome longer sales cycles. We believe the response to our attendance in September at the Russian ConExpo show indicates the opportunity for us in these markets.

From an operational perspective, the integration of the Noble product line is coming together well and this positive transformation should position these operations for a market recovery. Improvement in forklift/specialized carrier gross profit percent is the positive outcome of the elimination of start-up inefficiencies for the Noble line which we incurred last year, as well as recent restructuring activities. The prior year gross profit percent was also adversely affected by the strengthening Canadian dollar. In our crane business we are aggressively pursuing material cost reductions through a series of actions, and until these are successful we will continue with our pricing surcharge. Our initiatives with regard to supply chain and internal manufacturing efficiencies will continue and should provide ongoing benefit to future results. However, with the current levels of uncertainty generated by the turmoil in credit markets, we have increased our operational focus on ensuring our cash availability through reducing our working capital and balancing our manufacturing activity levels, with the objective of reducing our operating working capital as a percentage of trailing three month annualized net sales from its current level of 23.4%.”

In conclusion, Mr. Langevin commented, “We expect that our higher margin products, international expansion, and strategic acquisitions will enable us to grow our business and build long-term value for our shareholders. We believe that with our current backlog, recent acquisitions, and delivery schedule that we will be near the top of our revenue guidance range of $100-$110 million for this year. However, with the significantly higher material costs still working through the supply chain it is unlikely that we will reach our earnings per share target for this year. We are working to manage our profitability as well as our cash flow through control of our working capital. We believe that we have the right strategy in place to grow the company and build long term value for our shareholders.”

(1)	The financial data for all years presented reflects the former Testing and Assembly Equipment segment as a discontinued operation.
(2)

EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call

On Thursday, November 13, 2008, management will host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community. Anyone interested in participating should call 800-762-8932 if calling within the United States or 480-629-9031 if calling internationally. A re-play will be available until November 20, 2008, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use passcode 3938698 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company’s corporate website at http://www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden Communications
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	212-946-2849
djlangevin@manitexinternational.com	peter@haydenir.com

Tables follow

Manitex International, Inc. and Subsidiaries

Consolidated Balance Sheet

(In thousands, except for per share amounts)

	September 30, 2008	December 31, 2007
	Unaudited
ASSETS
Current assets
Cash	$207	$569
Trade receivables (net)	19,270	16,548
Other receivables	31	226
Inventory (net)	21,030	16,048
Deferred tax asset	715	715
Prepaid expense and other	774	762
Current assets of discontinued operations	—	172

Total current assets	42,027	35,040

Total fixed assets (net)	5,637	5,778
Intangible assets (net)	20,047	21,352
Deferred tax asset	4,451	3,940
Goodwill	14,177	14,065

Total assets	$86,339	$80,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$1,351	$807
Notes payable—short term	—	82
Current portion of capital lease obligations	261	281
Accounts payable	13,576	9,543
Accrued expenses	2,892	4,408
Other current liabilities	652	486
Current liabilities of discontinued operations	—	265

Total current liabilities	18,732	15,872

Long-term liabilities
Line of credit	18,036	14,191
Deferred tax liability	4,655	4,655
Notes payable	2,323	5,211
Capital lease obligations	4,225	4,422
Deferred gain on sale of building	3,644	3,930
Other long-term liabilities	259	184

Total long-term liabilities	33,142	32,593

Total liabilities	51,874	48,465

Commitments and contingencies
Minority interest	—	1,024
Shareholders’ equity
Common Stock—no par value, Authorized, 20,000,000 shares authorized
Issued and outstanding, 10,287,569 and 9,809,340 September 30, 2008 and December 31, 2007, respectively	44,017	41,915
Warrants	1,788	1,788
Paid in capital	251	72
Accumulated deficit	(12,182)	(14,094)
Accumulated other comprehensive income	591	1,026
Sub-total	34,465	30,707
Less: Unearned stock based compensation	—	(21)

Total shareholders’ equity	34,465	30,686

Total liabilities and shareholders’ equity	$86,339	$80,175

Manitex International, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$28,542	$26,600	$78,549	$79,689
Cost of Sales	24,343	21,594	65,627	64,665

Gross profit	4,199	5,006	12,922	15,024
Operating expenses
Research and development costs	199	204	656	579
Restructuring expenses	236	—	236	—
Selling, general and administrative expenses, including corporate expenses of $601 and $791 for the three months and $2,295 and $2,727 for the nine months ended September 30, 2008 and 2007, respectively	2,890	2,935	9,368	9,553

Total operating expenses	3,325	3,139	10,260	10,132

Operating income from continuing operations	874	1,867	2,662	4,892
Other income (expense)
Interest income	—	—	—	6
Interest expense	(467)	(891)	(1,459)	(2,796)
Foreign currency transaction losses	(72)	(172)	(84)	(662)
Other income	—	1	52	147

Total other income (expense)	(539)	(1,062)	(1,491)	(3,305)

Income from continuing operations before income taxes	335	805	1,171	1,587
Income tax (benefit)	29	(67)	(367)	147

Net income from continuing operations	306	872	1,538	1,440
Discontinued operations:
Income (loss) from operations of the discontinued Testing and Assembly Equipment segment, net of income taxes (benefit) $(0) and $0 for the three months and $11 and $0 for the nine months ended September 30, 2008 and 2007, respectively	—	(196)	188	(1,162)
Gain (loss) on sale or closure of discontinued operations net of income tax (benefits), net of income taxes of $0 and $0 for three and $14 and $0 for the nine months ended September 30, 2008 and 2007, respectively	—	242	186	(48)

Net income	$306	$918	$1,912	$230

Basic
Earnings from continuing operations	$0.03	$0.10	$0.16	$0.18
Earnings (loss) from discontinued operations	$—	$(0.02)	$0.02	$(0.14)
Gain (loss) on sale or closure of discontinued operations net of income tax	$—	$0.03	$0.02	$(0.01)

Net earnings per share	$0.03	$0.11	$0.19	$0.03
Diluted
Earnings from continuing operations	$0.03	$0.09	$0.15	$0.17
Earnings (loss) from discontinued operations	$—	$(0.02)	$0.02	$(0.13)
Gain (loss) on sale or closure of discontinued operations net of income tax	$—	$0.03	$0.02	$(0.01)

Net earnings per share	$0.03	$0.10	$0.19	$0.03
Weighted average common share outstanding
Basic	10,064,939	8,636,940	9,909,234	8,136,249
Diluted	10,318,731	9,239,276	10,307,964	8,723,865

Manitex International, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2008	2007
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,912	$230
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,459	1,607
Decrease in allowances for doubtful accounts	(22)	(44)
Gain on disposal of assets	(42)	(10)
Deferred income taxes	(511)	—
Inventory reserves	(6)	421
Stock based deferred compensation	206	13
Reserve for uncertain tax positions	75	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2,863)	(1,060)
(Increase) decrease in inventory	(5,543)	1,908
(Increase) decrease in prepaid expenses	(40)	(226)
Increase (decrease) in accounts payable	4,184	(2,895)
Increase (decrease) in accrued expense	(1,478)	820
Increase (decrease) in other current liabilities	201	(432)
Discontinued operations - cash provided by (used) for operating activities	(93)	26

Net cash provided by (used) for operating activities	(2,561)	358

Cash flows from investing activities:
Purchase of capital equipment	(386)	(22)
Proceeds from the sale of assets of discontinued operations	—	1,131
Proceeds from the sale of equipment	55	16

Net cash provided by (used) for investing activities	(331)	1,125

Cash flows from financing activities:
Borrowing on revolving credit facility	4,009	833
Payments on capital lease obligations	(217)	(258)
Note payments	(1,354)	(11,522)
Net proceeds from the issuance of stock	—	8,019
Proceeds from the issuance of warrants	—	231
Proceeds on the exercise of warrants	—	1,875

Net cash provided by (used) for financing activities	2,438	(822)

Effect of exchange rate change on cash	92	26
Net increase (decrease) in cash and cash equivalents	(454)	661
Cash and cash equivalents at the beginning of the year	569	615

Cash and cash equivalents at end of period	$207	$1,302

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended September 30, 2008 and 2007 and nine month periods ended September 30, 2008 and 2007 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net income from continuing operations	306	872	1,538	1,440
Income tax (benefit)	29	(67)	(367)	147
Interest income	—	—	—	(6)
Interest expense	467	891	1,459	2,796
Foreign currency transaction losses	72	172	84	662
Other income	—	(1)	(52)	(147)
Depreciation & Amortization	491	498	1459	1,607
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,365	2,365	4,121	6,499
EBITDA % to sales	4.8%	8.9%	5.2%	8.2%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are un-audited, are reported in thousands of U.S. dollars, and are as of or for the period ended September 30, 2008, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for its product as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2008	December 31, 2007
Current Assets	42,027	35,040
Current Liabilities	18,732	15,872
Current Ratio	2.2	2.2

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30, 2008	December 31, 2007
Current portion of long term debt	1,351	807
Notes payable – short term	—	82
Current portion of capital lease obligations	261	281
Lines of credit	18,036	14,191
Notes payable – long term	2,323	5,211
Capital lease obligations	4,225	4,422
Debt	26,196	24,994

Gross Margin is defined as the ratio of Gross Profit to Net Revenues

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30, 2008, working capital was:

September 30, 2008
Trade receivables (net)	$19,270
Other receivables	31
Inventory (net)	21,030
Less: Accounts payable	13,576
Total Operating Working Capital	$26,755

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

Third quarter net sales	$28,542
Multiplied by 4	4
Trailing Three Month Annualized Net Sales	$114,168

Working capital is calculated as total current assets less total current liabilities

	September 30, 2008	December 31 2007
Total Current Assets	42,027	35,040
Less: Total Current Liabilities	18,732	15,872
Working Capital	23,295	19,168